Exhibit 99.1

For Immediate Release

Phibro Animal Health Corporation Reports Fourth Quarter and Fiscal Year Results, Provides Financial Guidance

TEANECK, N.J., August 24, 2022 (Business Wire) – Phibro Animal Health Corporation (Nasdaq:PAHC) (“Phibro” or the “Company”) today announced financial results for its fourth quarter and fiscal year ended June 30, 2022, and provided financial guidance for the year ending June 30, 2023.

●	Highlights for the three months ended June 30, 2022 (compared to the three months ended June 30, 2021)

-Net sales of $255.3 million, an increase of $35.0 million, or 16%
-Net income of $7.5 million, a decrease of $9.6 million, or 56%
-Diluted EPS of $0.18, a decrease of $0.24, or 56%
-Adjusted EBITDA of $31.5 million, an increase of $4.5 million, or 17%
-Adjusted Net Income of $14.5 million, an increase of $1.7 million, or 13%
-Adjusted diluted EPS of $0.36, an increase of $0.04, or 13%

●	Highlights for the year ended June 30, 2022 (compared to the year ended June 30, 2021)

-Net sales of $942.3 million, an increase of $108.9 million, or 13%
-Net income of $49.2 million, a decrease of $5.2 million, or 10%
-Diluted EPS of $1.21, a decrease of $0.13, or 10%
-Adjusted EBITDA of $111.1 million, an increase of $3.2 million, or 3%
-Adjusted Net Income of $53.2 million, an increase of $1.8 million, or 4%
-Adjusted diluted EPS of $1.31, an increase of $0.04, or 4%

●	We are providing full fiscal year 2023 guidance, which includes:

-Net sales of $960 million - $1 billion
-Adjusted EBITDA of $113 - $118 million

This guidance reflects assumed foreign exchange rates applicable to fiscal year 2023. Additional details on guidance are included below and will be discussed on the Company’s upcoming conference call.

COMMENTARY

“Fourth quarter and full year performance reflected period-over-period growth in both net sales and adjusted EBITDA. We are also excited to add a gene-therapy opportunity to our growing pipeline of companion animal development projects.” said Jack Bendheim, Phibro’s Chairman, President and Chief Executive Officer. “As we look ahead to our fiscal year ending June 30, 2023, we are planning to make incremental strategic investments in our future and, despite our assumption that the inflationary environment will continue, are projecting further growth in sales and profitability. I am proud of and thankful to our employees around the world who helped the Company manage so well through a challenging year. Our strong financial performance reflects their efforts.”

QUARTERLY RESULTS

Net sales

Net sales of $255.3 million for the three months ended June 30, 2022, increased $35.0 million, or 16%, as compared to the three months ended June 30, 2021. Animal Health, Mineral Nutrition and Performance Products increased $19.8 million, $12.6 million and $2.6 million, respectively.

Animal Health

Net sales of $166.5 million for the three months ended June 30, 2022, increased $19.8 million, or 13%. Net sales of MFAs and other increased $10.5 million, or 12%, driven by higher demand for our MFAs, particularly in the Latin America and Canada regions, and for processing aids used in the ethanol fermentation industry. Net sales of nutritional specialty products increased $5.7 million, or 15%, due to domestic demand in dairy, growth in the Asia Pacific region and volume growth in our companion animal product. Net sales of vaccines increased $3.6 million, or 19%, due to increased demand in most regions.

Mineral Nutrition

Net sales of $69.4 million for the three months ended June 30, 2022, increased $12.6 million, or 22%, primarily driven by higher average selling prices of trace minerals. The increase in average selling prices is correlated with the movement of the underlying raw material costs.

Performance Products

Net sales of $19.3 million for the three months ended June 30, 2022, increased $2.6 million, or 16%, as a result of higher volumes and average selling prices of copper-based products and higher volumes of ingredients for personal care products.

Gross profit

Gross profit of $78.4 million for the three months ended June 30, 2022, increased $8.6 million, or 12%, as compared to the three months ended June 30, 2021. Gross margin decreased 100 basis points to 30.7% of net sales for the three months ended June 30, 2022, as compared to 31.7% for the three months ended June 30, 2021. The quarter ended June 30, 2022, included $0.2 million of acquisition-related cost of goods sold.

Animal Health gross profit increased $6.6 million, primarily driven by increased sales, partially offset by increased material costs. Mineral Nutrition gross profit increased $2.0 million, driven primarily by higher average selling prices and product mix, partially offset by an increase in raw material costs. Performance Products gross profit increased $0.2 million, driven by higher average selling prices, partially offset by higher raw material and production costs. Acquisition-related cost of goods sold reduced gross profit by $0.2 million.

Selling, general and administrative expenses

Selling, general and administrative expenses (“SG&A”) of $55.5 million for the three months ended June 30, 2022, increased $4.9 million, or 10%, as compared to the three months ended June 30, 2021.

Animal Health SG&A increased $3.2 million, primarily due to increased spending for marketing and travel. Mineral Nutrition and Performance Products SG&A were comparable to the prior year. Corporate costs increased by $1.6 million, driven by investments in strategic initiatives.

Interest expense, net

Interest expense, net of $3.1 million for the three months ended June 30, 2022, decreased $0.8 million, or 21%, compared to the three months ended June 30, 2021. Interest expense for the three months ended June 30, 2021, included $1.0 million of expense related to the April 2021 refinancing.

Foreign currency (gains) losses, net

Foreign currency losses, net were $7.4 million for the three months ended June 30, 2022 as compared to $0.9 million of net gains for the three months ended June 30, 2021. Foreign currency losses, net primarily arose from intercompany balances. Current period losses were driven by the movement of the Brazilian Real relative to the U.S. dollar.

Provision for income taxes

The provision for income taxes was $4.9 million for the three months ended June 30, 2022, compared to a tax benefit of $1.0 million for the three months ended June 30, 2021. The effective income tax rate was 39.5% and (6.2)% for the three months ended June 30, 2022 and 2021, respectively. Our effective income tax rate has varied from period to period and from the federal statutory rate, due to the mix of income in the various jurisdictions where we have operations, changes in tax rates from period to period and the effects of certain other items. The provision for income taxes during the quarter ended June 30, 2022, included (i) a $3.2 million benefit from the reversal of uncertain tax positions related to settlements and the lapse of statute of limitations of prior years, (ii) a $4.1 million expense related to increases to reserves for uncertain tax positions due to the complex nature of tax law in various jurisdictions and related interpretations of tax law, and (iii) a $1.0 million benefit from the release of a valuation allowance. The effective income tax rate, without these items, would have been 40.4% for the quarter ended June 30, 2022.

Net income

Net income of $7.5 million for the three months ended June 30, 2022, decreased $9.6 million, as compared to net income of $17.1 million for the three months ended June 30, 2021. The decrease was a result of increased foreign currency losses of $8.3 million, a $5.9 million increase in the provision for income taxes and increased SG&A costs of $4.9 million. These decreases were partially offset by higher gross profit of $8.6 million and lower interest expense, net, of $0.8 million.

Adjusted EBITDA

Adjusted EBITDA of $31.5 million for the three months ended June 30, 2022, increased $4.5 million, or 17%, as compared to the three months ended June 30, 2021. Animal Health Adjusted EBITDA increased $4.0 million due to higher revenue and gross profit, partially offset by higher SG&A. Mineral Nutrition Adjusted EBITDA increased $2.0 million driven by increased gross profit. Performance Products Adjusted EBITDA was comparable to the prior quarter. Corporate expenses increased $1.6 million, driven by investments in strategic initiatives.

Adjusted provision for income taxes

The adjusted effective income tax rates for the three months ended June 30, 2022 and 2021, were 35.5% and 30.5%, respectively. The increase in our adjusted effective income tax rate was driven primarily by the shift in the geographical mix of earnings and an increase in expense related to uncertain tax positions.

Adjusted Net Income

Adjusted net income of $14.5 million for the three months ended June 30, 2022, increased $1.7 million, or 13%, as compared to the prior year. The increase was driven by higher gross profit, partially offset by increased SG&A and a higher tax provision. The increase in gross profit resulted from higher sales, partially offset by higher raw material and production costs. SG&A expenses increased due to increased spending for marketing and travel and for investments in strategic initiatives.

Adjusted diluted EPS

Adjusted diluted EPS was $0.36 for the quarter, an increase of $0.04, or 13%, as compared to $0.32 in the prior year.

FULL-YEAR RESULTS

Net sales

Net sales of $942.3 million for the year ended June 30, 2022, increased $108.9 million, or 13%, as compared to the year ended June 30, 2021. Animal Health, Mineral Nutrition and Performance Products increased $61.3 million, $39.0 million and $8.6 million, respectively.

Animal Health

Net sales of $607.1 million for the year ended June 30, 2022, increased $61.3 million, or 11%. Net sales of MFAs and other increased $31.5 million, or 10%, due to increased demand for our MFAs, particularly in the Latin America and Canada regions, and for processing aids used in the ethanol fermentation industry, and due to higher average selling prices. Net sales of nutritional specialty products grew $14.4 million, or 10%, due to domestic demand for dairy products, international growth and volume growth in our companion animal product. Net sales of vaccines increased $15.4 million, or 21%, with increased demand in most regions.

Mineral Nutrition

Net sales of $259.5 million for the year ended June 30, 2022, increased $39.0 million, or 18%, primarily driven by higher average selling prices. The increase in average selling prices is correlated with the movement of the underlying raw material costs.

Performance Products

Net sales of $75.7 million for the year ended June 30, 2022, increased $8.6 million, or 13%, as a result of higher volumes of ingredients for personal care products and increases in average-selling prices of copper-based products.

Gross profit

Gross profit of $285.4 million for the year ended June 30, 2022, increased $14.0 million, or 5%, as compared to the year ended June 30, 2021. Gross margin decreased 230 basis points to 30.3% of net sales for the year ended June 30, 2022, as compared to 32.6% for the year ended June 30, 2021. The year ended June 30, 2022, included $0.3 million of acquisition-related cost of goods sold.

Animal Health gross profit increased $7.9 million due to increased sales, partially offset by increases in material costs. Mineral Nutrition gross profit increased $7.3 million, driven by increases in average selling prices, partially offset by increases in raw material costs. Performance Products gross profit decreased $0.8 million, driven by higher raw material and production costs. Acquisition-related cost of goods sold reduced gross profit by $0.3 million.

Selling, general and administrative expenses

SG&A expenses of $206.4 million for the year ended June 30, 2022, increased $9.9 million, or 5%, as compared to the year ended June 30, 2021. SG&A for the year ended June 30, 2022, included a $1.2 million gain on sale of investment and $0.3 million of acquisition-related transaction costs. SG&A for the year ended June 30, 2021, included $1.1 million of stock-based compensation. Excluding these items, SG&A increased $12.2 million, or 6%.

Animal Health SG&A increased $8.7 million, primarily due to increases in employee and related costs, marketing, product development and travel. Mineral Nutrition and Performance Products SG&A were comparable to the prior year. Corporate expenses increased $3.1 million, driven by investments in strategic initiatives. The gain on sale of investment, acquisition-related transaction costs and stock-based compensation accounted for a $2.1 million decrease in SG&A.

Interest expense, net

Interest expense, net of $11.9 million for the year ended June 30, 2022, decreased by $1.0 million as compared to the year ended June 30, 2021. Interest expense for the year ended June 30, 2021, included $1.0 million of expense related to the April 2021 refinancing.

Foreign currency (gains) losses, net

Foreign currency gains, net for the year ended June 30, 2022, were $5.2 million, as compared to net gains of $4.5 million for the year ended June 30, 2021. Foreign currency gains, net primarily arose from intercompany balances, driven by the movement of the Brazilian and Turkish currencies relative to the U.S. dollar.

Provision for income taxes

The provision for income taxes was $23.2 million and $12.1 million for the years ended June 30, 2022 and 2021, respectively. The effective income tax rate was 32.0% and 18.2% for the years ended June 30, 2022 and 2021, respectively. Our effective income tax rate has varied from period to period and from the federal statutory rate, due to the mix of income in the various jurisdictions where we have operations, changes in tax rates from period to period and the effects of certain other items. The provision for income taxes during the year ended June 30, 2022, included (i) a $2.6 million benefit from the reversal of uncertain tax positions related to settlements and the lapse of statute of limitations of prior years, (ii) a $4.1 million expense related to increases to reserves for uncertain tax positions due to the complex nature of tax law in various jurisdictions and related interpretations of tax law, (iii) a $1.0 million benefit from the release of a valuation allowance, and (iv) a $0.3 million expense related to a detailed analysis of various other items. The effective income tax rate, without these items, would have been 30.9% for the year ended June 30, 2022.

Net income

Net income of $49.2 million for the year ended June 30, 2022, decreased $5.2 million, as compared to net income of $54.4 million for the year ended June 30, 2021. The decrease was a result of a $11.1 million increase in the provision for income taxes and increased SG&A costs of $9.9 million. These decreases were partially offset by higher operating income of $4.1 million, lower interest expense, net, of $1.0 million and increased foreign currency gains of $0.7 million. SG&A costs increased due to employee and related costs, marketing, product development, travel and incremental investments relating to strategic initiatives.

Adjusted EBITDA

Adjusted EBITDA of $111.1 million for the year ended June 30, 2022, increased $3.2 million, or 3%, as compared to the year ended June 30, 2021. Animal Health Adjusted EBITDA increased $0.2 million, driven by higher gross profit, mostly offset by higher SG&A expenses. Mineral Nutrition Adjusted EBITDA increased $6.9 million driven by increases in average selling prices, partially offset by increases in raw material costs. Performance Products Adjusted EBITDA decreased by $0.7 million, or 8%, due to higher raw material and production costs. Corporate expenses increased $3.1 million because of incremental investments relating to strategic initiatives.

Adjusted provision for income taxes

The adjusted effective income tax rate was 29.5% for each of the years ended June 30, 2022 and 2021.

Adjusted Net Income

Adjusted net income of $53.2 million increased $1.8 million, or 4%, as compared to the prior year. The increase was driven by higher gross profit of $14.3 million, partially offset by increased SG&A of $11.7 million and increased tax provision of $0.8 million. Gross profit increased across all three segments. Increased SG&A costs were driven by employee and related costs, marketing, product development, travel and incremental investments relating to strategic initiatives.

Adjusted diluted EPS

Adjusted diluted EPS was $1.31 for the year, an increase of $0.04, as compared to $1.27 in the prior year.

BALANCE SHEET AND CASH FLOWS

●	Free cash flow was $(5) million for the twelve months ended June 30, 2022
●	3.9x gross leverage ratio as of June 30, 2022
-$434 million total debt

-$111 million Adjusted EBITDA for the twelve months ended June 30, 2022
●	Liquidity of $194 million, consisting of $91 million of cash and short-term investments on hand and $103 million of available revolving credit (subject to leverage ratio limitations) as of June 30, 2022

FISCAL YEAR 2023 FINANCIAL GUIDANCE

●	Financial guidance for the year ending June 30, 2023, is as follows:
-	Net sales of $960 million – $1 billion
-	Net income of $45 - $49 million
-	Diluted EPS of $1.11 - $1.21
-	Adjusted EBITDA of $113 – $118 million
-	Adjusted Net Income of $52 - $56 million
-	Adjusted diluted EPS of $1.28 - $1.38
-	Adjusted effective tax rate of 30%

This financial guidance assumes planned strategic investments and capital improvements of $37 million and $39 million, a year-over-year increment of $8 million and $2 million, respectively. Guidance for GAAP Net Income and Diluted EPS includes the Company’s projected foreign exchange rates applicable to the fiscal year ending June 30, 2023.

WEBCAST & CONFERENCE CALL DETAILS

Phibro Animal Health Corporation will host a webcast and conference call during which the Company will review its financial results and respond to questions.

Date:	Thursday, August 25, 2022
Time:	9:00 AM Eastern
Location:	https://investors.pahc.com
U.S. Toll-Free:	+1 (888) 330-2022
International Toll:	+1 (365) 977-0051
Conference ID:	3927884

NOTE: To join this conference call, all participants will be required to provide the Conference ID number.

A replay of the webcast will be archived and made available on Phibro’s website.

DISCLOSURE NOTICES

Forward-Looking Statements: This communication contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical or current fact included in this report are forward-looking statements. Forward-looking statements discuss our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “aim,” “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “outlook,” “potential,” “project,” “projection,” “plan,” “intend,” “seek,” “may,” “could,” “would,” “will,” “should,” “can,” “can have,” “likely,” the negatives thereof and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. These statements are not guarantees of future performance or actions. If one or more of these risks or uncertainties materialize, or if management’s underlying assumptions prove to be incorrect, actual results may differ materially from those contemplated by a forward-looking statement. Forward-looking statements speak only as of the date on which they are made. Phibro expressly disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. A further list and description of risks, uncertainties and other matters can be found in our Quarterly Report on Form 10-Q and Annual Report on Form 10-K, including in the sections thereof captioned “Forward-Looking Statements” and “Risk Factors.” These filings and subsequent filings are available online at www.sec.gov, www.pahc.com, or on request from Phibro.

Non-GAAP Financial Information: We use non-GAAP financial measures, such as adjusted EBITDA, adjusted net income, adjusted diluted EPS and free cash flow to assess and analyze our operational results and trends and to make financial and operational decisions. Management uses adjusted EBITDA as its primary operating measure. We report adjusted net income to portray the results of our operations prior to considering certain income statement elements. We believe these non-GAAP financial measures are also useful to investors because they provide greater transparency regarding our operating performance. The non-GAAP financial measures included in this communication should not be considered alternatives to measurements required by GAAP, such as net income, operating income and earnings per share, and should not be considered measures of liquidity. These non-GAAP financial measures are unlikely to be comparable with non-GAAP information provided by other companies. Reconciliation of non-GAAP financial measures and GAAP financial measures are included in the tables accompanying this communication and/or our Quarterly Report on Form 10-Q and Annual Report on Form 10-K.

We are not providing a reconciliation of forward-looking guidance of non-GAAP financial measures to the most directly comparable GAAP financial measures because of the uncertainty regarding, and the potential variability of, certain of the items required for a reconciliation; accordingly, a reconciliation of the non-GAAP financial measure to the corresponding GAAP financial measure is not available without unreasonable effort.

Internet Posting of Information: We routinely post information that may be important to investors in the “Investors” section of our website at www.pahc.com. We encourage investors and potential investors to consult our website regularly for important information about us.

Phibro Animal Health Corporation

Consolidated Results of Operations

	Three Months				Twelve Months
For the Periods Ended June 30	2022	2021	Change		2022	2021	Change

	(in millions, except per share amounts and percentages)
Net sales	$255.3	$220.3	$35.0	16%	$942.3	$833.4	$108.9	13%
Cost of goods sold	176.8	150.5	26.4	18%	656.9	562.0	94.9	17%
Gross profit	78.4	69.8	8.6	12%	285.4	271.4	14.0	5%
Selling, general and administrative	55.5	50.7	4.9	10%	206.4	196.5	9.9	5%
Operating income	22.9	19.2	3.7	19%	79.0	74.9	4.1	6%
Interest expense, net	3.1	3.9	(0.8)	(21)%	11.9	12.9	(1.0)	(8)%
Foreign currency (gains) losses, net	7.4	(0.9)	8.3	*	(5.2)	(4.5)	(0.7)	*
Income before income taxes	12.4	16.1	(3.8)	(23)%	72.3	66.5	5.9	9%
Provision (benefit) for income taxes	4.9	(1.0)	5.9	*	23.2	12.1	11.1	*
Net income	$7.5	$17.1	$(9.6)	(56)%	$49.2	$54.4	$(5.2)	(10)%

Net income per share
basic	$0.18	$0.42	$(0.24)	(56)%	$1.21	$1.34	$(0.13)	(10)%
diluted	$0.18	$0.42	$(0.24)	(56)%	$1.21	$1.34	$(0.13)	(10)%

Weighted average common shares outstanding
basic	40.5	40.5			40.5	40.5
diluted	40.5	40.5			40.5	40.5

Ratio to net sales
Gross profit	30.7%	31.7%			30.3%	32.6%
Selling, general and administrative	21.8%	23.0%			21.9%	23.6%
Operating income	9.0%	8.7%			8.4%	9.0%
Income before income taxes	4.8%	7.3%			7.7%	8.0%
Net income	2.9%	7.8%			5.2%	6.5%
Effective tax rate	39.5%	(6.2)%			32.0%	18.2%

Amounts and percentages may reflect rounding adjustments

*Calculation not meaningful

Phibro Animal Health Corporation

Segment Net Sales and Adjusted EBITDA

	Three Months				Twelve Months
For the Periods Ended June 30	2022	2021	Change		2022	2021	Change

	(in millions, except percentages)
Net Sales
MFAs and other	$101.7	$91.2	$10.5	12%	$361.5	$330.0	$31.5	10%
Nutritional specialties	42.5	36.8	5.7	15%	157.2	142.8	14.4	10%
Vaccines	22.3	18.7	3.6	19%	88.3	72.9	15.4	21%
Animal Health	166.5	146.7	19.8	13%	607.1	545.7	61.3	11%
Mineral Nutrition	69.4	56.8	12.6	22%	259.5	220.6	39.0	18%
Performance Products	19.3	16.7	2.6	16%	75.7	67.1	8.6	13%
Total	$255.3	$220.3	$35.0	16%	$942.3	$833.4	$108.9	13%

Adjusted EBITDA
Animal Health	$33.5	$29.5	$4.0	14%	$124.1	$124.0	$0.2	0%
Mineral Nutrition	6.7	4.7	2.0	44%	24.0	17.1	6.9	40%
Performance Products	2.4	2.3	0.1	5%	8.7	9.4	(0.7)	(8)%
Corporate	(11.1)	(9.5)	(1.6)	17%	(45.8)	(42.6)	(3.1)	7%
Total	$31.5	$27.0	$4.5	17%	$111.1	$107.9	$3.2	3%

Ratio to segment net sales
Animal Health	20.1%	20.1%			20.4%	22.7%
Mineral Nutrition	9.6%	8.1%			9.3%	7.8%
Performance Products	12.3%	13.4%			11.5%	14.2%
Corporate (1)	(4.3)%	(4.3)%			(4.9)%	(5.1)%
Total (1)	12.4%	12.3%			11.8%	12.9%
(1)reflects ratio to total net sales

Reconciliation of GAAP Net Income to Adjusted EBITDA
Net income	$7.5	$17.1	$(9.6)	(56)%	$49.2	$54.4	$(5.2)	(10)%
Interest expense, net	3.1	3.9	(0.8)	(21)%	11.9	12.9	(1.0)	(8)%
Provision for income taxes	4.9	(1.0)	5.9	*	23.2	12.1	11.1	92%
Depreciation and amortization	8.4	7.8	0.6	7%	32.7	31.9	0.8	3%
EBITDA	23.9	27.9	(4.0)	(14)%	116.9	111.2	5.7	5%
Acquisition-related cost of goods sold	0.2	—	0.2	*	0.4	—	0.4	*
Acquisition-related transaction costs	—	—	—	*	0.3	—	0.3	*
Gain on sale of investment	—	—	—	*	(1.2)	—	(1.2)	*
Stock-based compensation	—	—	—	*	—	1.1	(1.1)	*
Foreign currency (gains) losses, net	7.4	(0.9)	8.3	*	(5.2)	(4.5)	(0.7)	*
Adjusted EBITDA	$31.5	$27.0	$4.5	17%	$111.1	$107.9	$3.3	3%

Amounts and percentages may reflect rounding adjustments

* Calculation not meaningful

Phibro Animal Health Corporation

Adjusted Net Income

	Three Months				Twelve Months
For the Periods Ended June 30	2022	2021	Change		2022	2021	Change

	(in millions, except per share amounts and percentages)
Reconciliation of GAAP Net Income to Adjusted Net Income
Net income	$7.5	$17.1	$(9.6)	(56)%	$49.2	$54.4	$(5.2)	(10)%
Acquisition-related intangible amortization(1)	1.5	1.5	0.0	0%	5.9	6.0	(0.1)	(1)%
Acquisition-related intangible amortization(2)	0.9	0.7	0.3	39%	3.0	2.7	0.3	11%
Acquisition-related cost of goods sold(1)	0.2	—	0.2	*	0.3	—	0.3	*
Acquisition-related transaction costs(2)	—	—	—	*	0.3	—	0.3	*
Gain on sale of investment(2)	—	—	—	*	(1.2)	—	(1.2)	*
Stock-based compensation (2)	—	—	—	*	—	1.1	(1.1)	*
Refinancing expense(3)	—	1.0	(1.0)	*	—	1.0	(1.0)	*
Foreign currency (gains) losses, net(4)	7.4	(0.9)	8.3	*	(5.2)	(4.5)	(0.7)	*
Adjustments to income taxes(5)	(3.1)	(6.6)	3.5	*	0.9	(9.4)	10.3	*
Adjusted net income	$14.5	$12.8	$1.7	13%	$53.2	$51.3	$1.8	4%

Statement of Operations Line Items - adjusted
Adjusted cost of goods sold(1)	$175.1	$149.0	$26.2	18%	$650.6	$555.9	$94.7	17%
Adjusted gross profit	80.1	71.3	8.8	12%	291.7	277.4	14.3	5%
Adjusted selling, general and administrative(2)	54.6	50.0	4.6	9%	204.4	192.7	11.7	6%
Adjusted interest expense, net(3)	3.1	2.9	0.2	7%	11.9	11.9	0.0	0%
Adjusted income before income taxes	22.4	18.4	4.0	22%	75.4	72.9	2.6	4%
Adjusted provision for income taxes(5)	8.0	5.6	2.4	42%	22.3	21.5	0.8	4%
Adjusted net income	$14.5	$12.8	$1.7	13%	$53.2	$51.3	$1.8	4%

Adjusted net income per share
diluted	$0.36	$0.32	$0.04	13%	$1.31	$1.27	$0.04	4%

Weighted average common shares outstanding
diluted	40.5	40.5			40.5	40.5

Ratio to net sales
Adjusted gross profit	31.4%	32.4%			31.0%	33.3%
Adjusted selling, general and administrative	21.4%	22.7%			21.7%	23.1%
Adjusted income before income taxes	8.8%	8.4%			8.0%	8.7%
Adjusted net income	5.7%	5.8%			5.6%	6.2%
Adjusted effective tax rate	35.5%	30.5%			29.5%	29.5%

Amounts and percentages may reflect rounding adjustments

*	Calculation not meaningful
(1)	Adjusted cost of goods sold excludes acquisition-related intangible amortization and acquisition-related inventory step-up adjustment
(2)	Adjusted selling, general and administrative excludes acquisition-related intangible amortization, acquisition-related transaction costs, gain on sale of investment and stock-based compensation

(3) Adjusted interest expense, net excludes financing expense

(4)	Foreign currency (gains) losses, net (primarily related to intercompany balances) are excluded from adjusted net income
(5)	Adjusted provision for income taxes excludes the income tax effect of pre-tax income adjustments and certain income tax items

Phibro Animal Health Corporation

Operating and Investing Cash Flows

	Three Months			Twelve Months
For the Periods Ended June 30	2022	2021	Change	2022	2021	Change

	(in millions)
EBITDA	$23.9	$27.9	$(4.0)	$116.9	$111.2	$5.7
Adjustments
Acquisition-related cost of goods sold	0.2	-	0.2	0.4	—	0.4
Acquisition-related transaction costs	—	-	—	0.3	—	0.3
Gain on sale of investment	—	-	—	(1.2)	—	(1.2)
Stock-based compensation	—	-	—	—	1.1	(1.1)
Foreign currency (gains) losses, net	7.4	(0.9)	8.3	(5.2)	(4.5)	(0.7)
Interest paid, net	(2.9)	(2.7)	(0.3)	(11.2)	(10.8)	(0.4)
Income taxes paid	(4.4)	(5.1)	0.6	(17.9)	(19.4)	1.5
Changes in operating assets and liabilities and other items	(22.6)	(16.2)	(6.4)	(50.5)	(29.4)	(21.1)
Net cash provided by operating activities	$1.6	$3.1	$(1.5)	$31.6	$48.3	$(16.7)

Short-term investments, net	$5.1	$1.0	$4.1	$26.0	$12.0	$14.0
Capital expenditures	(11.9)	(7.1)	(4.8)	(37.0)	(29.3)	(7.7)
Business acquisition	(2.7)	-	(2.7)	(13.5)	—	(13.5)
Cash proceeds from the sale of investment	—	-	—	1.4	—	1.4
Other investing, net	(0.0)	(1.1)	1.1	0.6	(1.3)	1.9
Net cash used by investing activities	$(9.5)	$(7.2)	$(2.4)	$(22.6)	$(18.6)	$(4.0)
Net cash flow before financing activities	$(8.0)	$(4.1)	$(3.8)	$9.1	$29.7	$(20.7)

Amounts and percentages may reflect rounding adjustments

About Phibro Animal Health Corporation

Phibro Animal Health Corporation is a leading global diversified animal health and mineral nutrition company. We strive to be a trusted partner with livestock producers, farmers, veterinarians and consumers who raise or care for farm and companion animals by providing solutions to help them maintain and enhance the health of their animals. For further information, please visit www.pahc.com.

Contacts

Phibro Animal Health Corporation

Damian Finio

Chief Financial Officer

+1-201-329-7300

Or

investor.relations@pahc.com